Exhibit 10.21

THIRD AMENDMENT TO THE EXCLUSIVE LICENSE BETWEEN SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE AND CEND THERAPEUTICS, INC.

This THIRD AMENDMENT to the AGREEMENT defined below, is effective as of the last date of the last authorized signature affixed hereto, is by and between Sanford Burnham Prebys Medical Discovery Institute, a California not-for-profit, public benefit corporation, having an address at 10901 N. Torrey Pines Rd., San Diego, CA 92037 (“SBP”) and Cend Therapeutics, Inc., a Delaware corporation, having an address at c/o 12544 High Bluff Drive, Suite 400, San Diego, CA 92130 (“LICENSEE” or “COMPANY”).

Background

SBP and LICENSEE entered into an Exclusive License Agreement dated December 1, 2015 (the “EFFECTIVE DATE”) (SBP Ref. No. LA 16-03, the “AGREEMENT”).  SBP and LICENSEE amended Sections 6.1 and 6.2 of the AGREEMENT with a First Amendment to the AGREEMENT dated March 8, 2016 (SBP Ref. No. 16-03-A1, the “FIRST AMENDMENT”), and further amended Section 6 of the AGREEMENT with a Second Amendment to the AGREEMENT dated May 10, 2019 (SBP Ref. No. 16-03-A2, the “SECOND AMENDMENT”).  The purpose of this Third Amendment to the AGREEMENT is, for example, to clarify the definition of Major Markets to add Australia, clarify that Sublicensing Revenue excludes royalties and milestone payments paid by Identified Product Sublicensee, to clarify that LICENSEE has the right to grant and authorize sublicenses under the Licensed Know-How,  to amend the provisions regarding royalty stacking to accommodate payment of multiple third party royalties, to amend the provisions regarding Combination Products to clarify the minimum royalty rate, to modify the milestone payments, and to modify the prosecution of the LICENSED PATENTS (as defined in the AGREEMENT).  Should any portion of the FIRST AMENDMENT or SECOND AMENDMENT conflict with this THIRD AMENDMENT, the THIRD AMENDMENT shall govern.

Section 1.13 (Major Market) in the AGREEMENT is deleted and replaced with the following:

1.13 “Major Market” means the United States of America, France, Germany, Italy, Japan, China, the United Kingdom and Australia.

Section 1.19 (Sublicensing Revenue) in the AGREEMENT is deleted and replaced with the following:

1.19 “Sublicensing Revenue” means consideration of any kind and in any form received by Company in consideration of sublicenses granted pursuant to this Agreement, except for the following exclusions: (i) payment or reimbursement for direct research costs incurred incident to the development of an Identified Product(s) and conducted by or for Company, including costs of materials, equipment, or clinical testing, provided: a) such payments or reimbursements are at fair-market value for the research performed; and b) the costs to be reimbursed or paid for, are incurred after the effective date of an agreement with an Identified Product Licensee; and c) Company is obligated to perform such research under the agreement with Identified Product Licensee to develop an Identified Product; and d) such payments are characterized as reimbursement or payment as the case may be,  and consistent with GAAP, (ii) an equity investment in or debt financing of Company (except to the extent such payments exceed the fair market value of such securities on the date of receipt); (iii) as payment of or reimbursement for patent prosecution or maintenance expenses actually incurred by Company, provided such payments are consistent with GAAP; (iv) royalties and other payments received by Company from Identified Product Licensees associated with sales of Identified Products by the Identified Product Licensees for which Company is paying a royalty to SBP pursuant to Section 4.2 of this Agreement; and (v) milestone payments received by Company from Identified Product Licensees for any of the Milestone Events for which Company is paying a milestone payment to SBP pursuant to Section 4.3 of this Agreement.

Section 2.1b) (License Grant) in the AGREEMENT is deleted and replaced with the following:

b) a non-exclusive, world-wide license, with the right to grant non-exclusive sublicenses, to Licensed Know-How to make, use, sell, offer for sale, and import Identified Products in the Field in the Territory during the Term of this Agreement.

Section 2.2.1 (Sublicensing) in the AGREEMENT is deleted and replaced with the following:

For so long as Company is in full compliance with all of its obligations under this Agreement, Company may grant sublicenses under the Licensed Patents and Licensed Know-How, but only to the extent necessary to develop, make, use, sell, offer for sale, and import Licensed Products in the Territory for use in the Field. Prior to the granting of any sublicense, Company will provide SBP with written notification of the name of the intended sublicensee, a brief description of the company, as well as a detailed term sheet containing the financial terms, the territory and all the relevant legal terms of the sublicense to SBP. Company agrees to forward to SBP a copy of each fully executed sublicense postmarked within sixty (60) days of execution of such agreement.

Section 2.2.2 (Sublicensing) in the AGREEMENT is deleted and replaced with the following:

For so long as Company is in full compliance with all of its obligations under this Agreement, Identified Product Licensee may also grant sublicenses under the Licensed Patents, but only to the extent necessary to develop, make, use, sell, offer for sale, and import Licensed Products in the Territory for use in the Field.  Prior to the granting of any sublicense, Identified Product Licensee will provide SBP with written notification of the name of the intended sublicensee, a brief description of the company, and a copy of the proposed sublicense to SBP.

Section 3.1 (Commercially Reasonable Efforts) in the AGREEMENT is deleted and replaced with the following:

Commercially Reasonable Efforts.  Company shall use its Commercially Reasonable Efforts to develop and commercialize Identified Products on a schedule that is consistent with sound and reasonable business practices and judgment.  The efforts of Affiliates and Identified Product Licensees shall be deemed efforts of Company for the purpose of determining Company’s compliance with this Section 3.1.

Sections 3.2(ii) through 3.2(v) (Specific Milestones) in the AGREEMENT are deleted and replaced with the following:

(ii) initiate a Phase II clinical trial for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market within six (6) years of the Effective Date; and

(iii) initiate a Phase III clinical trial for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market within eight (8) years of the Effective Date; and

(iv) file an NDA or foreign equivalent with the FDA or a comparable foreign regulatory authority in a Major Market within two (2) years following the initiation of the Phase III clinical trial for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market; and

(v) obtain final approval of an NDA or foreign equivalent from the FDA or a comparable foreign regulatory authority in a Major Market for an Identified Product within one (1) year following the filing of such NDA or foreign equivalent with the FDA or a comparable foreign regulatory authority in a Major Market.

Sections 3.2 (Specific Milestones) in the AGREEMENT is amended by adding the following text as a new sentence at the end of the Section:

The efforts of Affiliates and Identified Product Licensees shall be deemed efforts of Company for the purpose of determining Company’s compliance with this Section 3.2.

Section 4.4 (Combination Products) in the AGREEMENT is deleted and replaced with the following:

4.4 Combination Products. If Company or its Affiliates or Identified Product Licensee sell an Identified Product that includes components other than those covered by the Licensed Patents that the Parties determine contribute significant and material value to said Identified Product  (“Combination Identified Product”), then in lieu of the royalty rate specified in Section 4.2, inclusive of any reductions for third party royalties, the applicable royalty rate on the Net Sales of such Combination Identified Product shall be calculated as the product obtained by multiplying the royalty rate specified in Section 4.2 by the fraction A/(A+B), in which A is the value of the technology licensed under this Agreement and B is the value of the other components; provided, however, that in no event shall the royalty rate payable to SBP for Net Sales of Combination Identified Products ever be reduced to less than two percent (2%) of Net Sales of the Combination Identified Product.

The first sentence of Section 4.6 (Milestone Payments) in the AGREEMENT is deleted and replaced with the following:

4.6 Milestone Payments. For each Identified Product, within thirty (30) days after the occurrence of each Milestone Event set forth below, Company shall also pay to SBP the following milestone payments:

(i) No payment is due under this section upon the filing of any IND or its foreign equivalent for such Identified Product with the FDA or a comparable foreign regulatory authority;

(ii) One Hundred Thousand U.S. Dollars ($100,000) is due upon the initiation of the first Phase II clinical trial for such Identified Product;

(iii) One Million U.S. Dollars ($1,000,000) is due upon the initiation of the first Phase III clinical trial for such Identified Product;

(iv) Two Million U.S. Dollars ($2,000,000) is due upon the filing, for such Identified Product, of the first NDA or its foreign equivalent in a Major Market with the FDA or a comparable foreign regulatory authority; and

(v) Five Million U.S. Dollars ($5,000,000) is due upon final approval by the FDA or a comparable foreign regulatory authority in a Major Market, of the first NDA or its foreign equivalent in a Major Market, for the first indication with respect to such Identified Product; and additionally, Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) is due upon final approval by the FDA or a comparable foreign regulatory authority in a Major Market, of the first NDA or its foreign equivalent in a Major Market, for each additional indication with respect to such Identified Product.

Notwithstanding the forgoing, none of the above milestone payments are due for Identified Products that constitute reformulations (products that contain the same active ingredient and the same targeting moiety that was included in a previous IND or NDA or its foreign equivalent, filed with the FDA or a comparable foreign regulatory authority) of prior Identified Products.

Section 6.1 (Patents) in the AGREEMENT and in the FIRST AMENDMENT and SECOND AMENDMENT is deleted and replaced with the following:

6.1          Patent Prosecution and Maintenance.  During the term of this AGREEMENT, so long as the Company is not in breach of its obligations under Section 6.2 below, Company shall diligently prosecute and maintain the LICENSED PATENTS using counsel chosen by Company and consented to by SBP, whose consent will not be unreasonably withheld.  Such counsel shall enter into a co-engagement agreement with Company and SBP.  Company will provide SBP with copies of all documents relating to the filing, prosecution, and maintenance of the LICENSED PATENTS, SBP shall keep this documentation confidential in accordance with Section 16 (Confidentiality) herein.  Company shall notify SBP at least thirty days (30) days prior to any non-extendable deadline of its intent to finally abandon a pending case, not respond to an outstanding Office Action, not file a continuation application after allowance, or not pay a maintenance fee in any Licensed Patent in any country (a “Surrender”).  After receiving a notice of Surrender, SBP may elect to assume prosecution and, with said election, all rights relating thereto shall revert to SBP.

Section 7 (INDEMNITY AND INSURANCE) in the AGREEMENT is deleted and replaced with the following:

7.1          Indemnity. Company hereby agrees to indemnify and hold harmless SBP and its directors, officers, researchers, scientists, employees and agents (collectively, the “SBP Indemnitees”) from and against any losses, claims, damages, costs, and expenses (including attorneys’ fees) (collectively, “Losses”) incurred in connection with or arising from (i) any third party claims arising from Company’s or any sublicensee use of any Licensed Technology; and (ii) any claims for death, personal injury or related property damage arising from Company’s or any sublicensee development manufacture, sale, marketing, distribution or use of any Identified Products, but excluding Losses arising from or relating to the breach of this Agreement by SBP or the gross negligence or willful misconduct of any SBP Indemnitees. Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Company, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses an Identified Product. Company shall monitor customer complaints and shall be responsible for corrections, withdrawal or alert notices.

7.2          Insurance. Company shall, and shall require all subcontractors and sublicensees to maintain, for so long as Company manufactures, uses or sells any Identified Product, maintain in full force and effect policies of (i) worker’s compensation and/or employers’ liability insurance within statutory limits and (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and a ten million dollar ($10,000,000) annual aggregate. From and after the time that Company or any of its Affiliates or sublicensees begin human clinical trials on any Identified Product, Company shall maintain, and shall require all subcontractors and sublicensees to maintain, comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical products. Such coverage(s) shall be purchased from a carrier or carriers deemed reasonably acceptable to SBP and shall name SBP as additional insureds. Upon request by SBP, Company shall provide to SBP copies of said policies of insurance.

All other terms and conditions of the AGREEMENT remain the same and in full effect.

SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE

By:		Date:

CEND THERAPEUTICS, INC.

By:	David Slack, President & CEO	Date:	September 24, 2020